TRUSTCO
Bank Corp NY	Exhibit 99(c)

AMENDMENT NO. 2
2004 TRUSTCO BANK CORP NY
DIRECTORS STOCK OPTION PLAN

WHEREAS, TrustCo Bank Corp NY (the “Company”) previously established the 2004 TrustCo Bank Corp NY Directors Stock Option Plan (“Plan”); and

WHEREAS, the Company wishes to amend the Plan to prohibit without stockholder approval the “repricing” of stock options and other awards made under the Plan;

NOW, THEREFORE, the Company does, effective as of January 1, 2010, amend the Plan as follows:

Amendment

1.             New Section 18. A new Section 18 of the Plan is hereby adopted, which such section reads in its entirety as follows:

SECTION 18:                      REPRICING
Notwithstanding any other provision of the Plan to the contrary, without the prior approval of the stockholders of the Company, the Company shall not:

1.            Reduce the exercise price of an outstanding Option;

2.            Cancel and re-grant an Option at a lower exercise price, provided, however, that in the event that any outstanding Option or portion thereof for any reason (a) expires without being exercised in full or (b) terminates as provided in Section 12 of this Plan without being exercised in full, then, in either case, the shares of Stock allocable to the unexercised portion of such Option may again be made subject to Option under the Plan;

3.            Substitute shares of Stock for Options whose exercise prices are in excess of market value at the time such substitution is proposed, or

4.            Buy back or buy out Options the exercise prices of which are in excess of market value at the time such buyback or buyout is proposed and, in exchange for such Options, issue cash or Stock.

2.           Defined Terms. All capitalized terms used in this Amendment that are defined in the Plan, either directly or by a reference set forth in the Plan, shall have the respective meanings assigned them in the Plan except as otherwise provided in this Amendment or unless the context otherwise requires.

3.            References to Agreement. Upon the effectiveness of this Amendment, each reference in the Plan to “this Plan,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Plan as amended hereby.

4.            Plan Remains in Effect. The Plan, as amended and supplemented by this Amendment, shall remain in full force and effect .

IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted on this 19th day of January, 2010.

TRUSTCO BANK CORP NY

By:	/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer